September 5, 2001

The Procter & Gamble Company ("the Company") confirmed today that it continues to be comfortable with its prior guidance for the September quarter and for Fiscal Year 2002. On August 7, 2001, the Company estimated that July-September core earnings per share would be up low-to-mid single digits vs. the prior year's September quarter. Additionally, the Company estimated that core earnings per share for Fiscal 2002 were expected to grow at a rate that equals or exceeds the prior year's growth, but not yet at the Company's double-digit earnings growth target.

This guidance excludes any impact on results from the pending Clairol acquisition, a potential transaction with The Coca-Cola Company, or the divestitures of Crisco or Jif brands. The guidance includes the impact of the elimination of goodwill amortization, affecting both current year estimates and base period results. This accounting change is expected to positively impact the September quarter estimate and its base period comparison by about $0.03 per share, and should positively impact Fiscal Year 2001 results and Fiscal 2002 estimates by about $.13 to $.15 per share.

All statements, other than statements of historical fact included in this news release, are forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this 8-K, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include achievement of the business unit growth projections; the successful execution of current restructuring programs within the company's planned timing, including achievement of expected cost and tax savings and successful management of organizational and work process restructuring; the ability to achieve business plans, including volume growth and pricing plans, despite high levels of competitive activity, especially with respect to product categories and geographical markets in which the company has chosen to focus; the achievement of growth in significant developing markets such as China, Korea, the Southern Cone of Latin America and the countries of Central and Eastern Europe; the successful and timely execution of planned brand divestitures; the timely execution of definitive agreements and the receipt of timely and successful regulatory clearances with respect to a transaction with The Coca-Cola Company; the timely and successful receipt of regulatory clearances and subsequent successful integration of the Clairol business, as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's most recently filed Forms 10-K and 8-Ks.
                                      # # #